Exhibit 23.2

Tel: +61 3 9603 1700 Fax: +61 3 9602 3870 www.bdo.com.au	Collins Square, Tower Four Level 18, 727 Collins Street Melbourne VIC 3008 GPO Box 5099 Melbourne VIC 3001 Australia

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the prospectus constituting a part of this Registration Statement on Form F-1, as it may be amended, of our Independent Auditor’s Report dated March 11, 2020 relating to the audited financial statements of Snow Lake Resources Ltd. for the year ended June 30, 2019. We also consent to the reference to us under the caption “Experts” in the Prospectus.

March 25, 2021

/s/James Mooney

James Mooney
Partner

BDO East Coast Partnership

Level 18, 727 Collins Street
Melbourne, Victoria 3008, Australia

BDO East Coast Partnership ABN 83 236 985 726 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO East Coast Partnership and BDO Australi a Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms. Liability limited by a scheme approved under Professional Standards Legislation.